Exhibit 8.1
June 6, 2007
Board of Governors
Agassiz Energy, LLC
Valley Technology Park
510 County Road 71
Crookston, MN 56716
     Re: Registration Statement on Form SB-2; Tax Matters
Dear Governors:
As counsel for Agassiz Energy, LLC (the “Company”), we furnish the following opinion in connection with the proposed issuance by the Company of up to 77,878,000 of its membership interests (the “Units”).
We have acted as legal counsel to the Company in connection with its offering of the Units. As such, we have participated in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Form SB-2 Registration Statement dated June 6, 2007, relating to that offering (the “Registration Statement”).
You have requested our opinion as to matters of federal tax law that are described in the Registration Statement. We are assuming that the offering will be consummated and that the operations of the Company will be conducted in a manner consistent with that described in the Registration Statement. We have examined the Registration Statement and such other documents as we have deemed necessary to render our opinion expressed below.
Based on the foregoing, all statements as to matters of law and legal conclusions contained in the Registration Statement under the heading “Federal Income Tax Consequences of Owning Our Units” reflect our opinion. That section also addresses all material federal income tax consequences to prospective unit holders of the ownership and disposition of units.
Our opinion extends only to matters of law and does not extend to matters of fact. With limited exceptions, the discussion relates only to individual citizens and residents of the United States and has limited applicability to corporations, trusts, estates or nonresident aliens. The opinion expressed herein shall be effective as of the date of this opinion. The opinion set forth herein is

Board of Governor
June 6, 2007

based upon known facts and existing law and regulations and such other authorities as we have considered relevant, all as of the date hereof, and all of which are subject to change prospectively and retroactively. We assume no obligation to revise or supplement such opinions as to future changes of law or fact.
An opinion of legal counsel represents an expression of legal counsel’s professional judgment regarding the subject matter of the opinion. It is neither a guarantee of the indicated result nor is it an undertaking to defend the indicated result should it be challenged by the Internal Revenue Service. This opinion is in no way binding on the Internal Revenue Service or on any court of law.
In accordance with Department of the Treasury, Circular 230, nothing contained in this opinion is intended to be used by any taxpayer to avoid penalties that may be imposed on the taxpayer by the Internal Revenue Code, as amended, and this opinion cannot be used by any taxpayer for such purposes.
We consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, the rules and regulations of the SEC, or Item 509 of Regulation S-K.
Very truly yours,
FREDRIKSON & BYRON, P.A.

By  /s/ Todd Taylor